Exhibit 99

FOR IMMEDIATE RELEASE
DATE: April 25, 2007

CONTACT:	Brian L. Vance
President and Chief Executive Officer (360) 943-1500

HERITAGE FINANCIAL CORPORATION OF OLYMPIA, WASHINGTON

ANNOUNCES FIRST QUARTER 2007 EARNINGS

1ST QUARTER HIGHLIGHTS

•	Loans increased $15 million, or 8% (annualized)

•	Deposits increased $17 million, or 9% (annualized)

•	Non-interest income increased 15% from prior year quarter

•	Nonperforming assets decreased by 44% resulting in a nonperforming assets ratio of 0.20% as of March 31, 2007

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company”) today reported that diluted earnings per share for the first quarter ended March 31, 2007 were $0.36 versus $0.40 for the quarter ended March 31, 2006. Actual earnings for the first quarter ended March 31, 2007 were $2,373,000 compared to $2,564,000 for the first quarter in 2006.

Return on average equity was 11.92% for the quarter ended March 31, 2007 versus 15.20% for the quarter ended March 31, 2006. The Company’s capital position was 9.27% of total assets as of March 31, 2007, up from 9.04% at March 31, 2006. Average equity for the quarter ended March 31, 2007 increased to $80,708,000 from $68,435,000 for the quarter ended March 31, 2006. $5.7 million of this increase in equity is due to the stock issued in connection with the June 2006 acquisition of Western Washington Bancorp (WWB). Book value per share at March 31, 2007 increased to $12.18 from $10.83 at March 31, 2006 and tangible book value per share at March 31, 2007 increased to $10.10 from $9.77 at March 31, 2006.

Total assets increased $112.3 million or 14.9% to $864.8 million at March 31, 2007 from the March 31, 2006 total of $752.5 million and were up $11.9 million from the December 31, 2006 total of $852.9 million. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $103.2 million or 15.8% to $755.0 million at March 31, 2007 from $651.8 million at March 31, 2006 and were also up $15.4 million or 2.1% from the December 31, 2006 total of $739.6 million. Total deposits increased $82.3 million or 12.5% to $742.8 million at March 31, 2007 from $660.5 million at March 31, 2006 and were up $16.9 million or 2.3% from $725.9 million at December 31, 2006. The increases from March 31, 2006 were influenced by the June 2006 acquisition of WWB. The amounts of total assets, net loans and deposits obtained in the WWB acquisition were $56.6 million, $40.7 million, and $44.3 million respectively.

Mr. Vance stated, “Earnings performance for the 1st quarter was primarily a result of the decline in net interest margin of 37 basis points over the same period in 2006. Our margin was impacted by a continuing flat yield curve, deposit mix changes and a highly competitive loan market. We believe the yield curve is likely to continue in its present holding pattern for most of this year. Our deposits have undergone a significant mix shift from transaction and other low cost non-maturity accounts, such as savings accounts, to relatively higher cost certificates of deposit beginning in the 3rd quarter of 2006 and substantially accelerating during this past quarter. While we have likely seen the majority of this shift already occur, some shifting will continue to take place through the 2nd quarter of 2007. We are anticipating this slow down in deposit mix changes will ease the margin compression in coming quarters. In addition, the highly competitive lending environment has prevented us from being able to offset some of our increased interest expense with higher yields on loans.”

Mr. Vance added, “We are pleased with the loan growth that emerged in the 1st Quarter and are optimistic this growth will continue. In keeping with our primary strategy, loan growth is continuing to come from non-construction, commercial lending as it has for the past year. We are also pleased with our consistently high quality loan portfolio.”

Net interest income before the provision for loan loss was $8,897,000 for the quarter ended March 31, 2007 compared to $8,485,000 for the quarter ended March 31, 2006, an increase of 4.9%. Interest income increased by $2,554,000 or 20.7% to $14,924,000 for the three months ended March 31, 2007 from $12,370,000 for the same period last year while interest expense for the three months ended March 31, 2007 increased by $2,142,000 or 55.1% to $6,027,000 from $3,885,000 for the same period last year.

The Company’s net interest margin (net interest income before provision for loan loss divided by average earning assets) was 4.59% for the quarter ended March 31, 2007 compared to 4.96% for the quarter ended March 31, 2006. The past year was marked by a negatively sloped yield curve with short-term interest rates rising substantially more than longer-term interest rates. In addition, the price competition for loans and deposits has been exceptionally strong.

The Company’s asset quality remains strong. Nonperforming assets at March 31, 2007 were $1,693,000 (0.20% of total assets), down from $3,032,000 (0.36% of total assets) at December 31, 2006 and down from $1,752,000 (0.23% of total assets) at March 31, 2006. The Company’s nonperforming assets to total assets ratio of 0.20% at March 31, 2007 is six basis points lower than the December 31, 2006 average ratio of 0.26% for West Coast publicly traded commercial banks as monitored by D.A. Davidson and Company.

The loan loss provision of $180,000 in the first quarter of 2007 was higher by $40,000 than the $140,000 provided in the first quarter of 2006. The Company had net charge-offs in the first quarter of 2007 of $199,000 versus net recoveries of $119,000 in the first quarter of 2006. Loan loss reserves as a percent of total loans decreased slightly to 1.32% at March 31, 2007 from 1.33% at March 31, 2006. Based on our assessment of loan quality, the Company believes that its reserve for loan losses is at an appropriate level under current economic conditions.

Noninterest income was up $262,000 or 14.8% to $2,033,000 for the quarter ended March 31, 2007 compared to $1,771,000 for the quarter ended March 31, 2006. The increase was primarily from Services Charges on Deposits (up $115,000 or 15.6%) and Merchant Visa Income (up $83,000 or 14.5%).

Noninterest expense was $7,185,000 for the quarter ended March 31, 2007 compared to $6,285,000 for the quarter ended March 31, 2006, an increase of $900,000 or 14.3%. Salaries and benefits increased by $431,000, or 12.7%, while occupancy and equipment expense increased $100,000, or 10%. These increases were primarily the result of the WWB acquisition, the opening of the Sumner branch and the hiring of additional loan officers. In addition, Merchant Visa expense increased by $82,000, or 18.5%, in line with increases in Merchant Visa income.

The Company’s efficiency ratio increased to 65.74% for the quarter ended March 31, 2007 from 61.28% for the quarter ended March 31, 2006.

On January 25, 2006, the Company announced that the Board of Directors had authorized an eighteen-month extension to its eighth share buyback program to purchase and retire an additional five percent (5%) of the Company’s outstanding shares, or approximately 310,000 shares. At March 31, 2007, approximately 183,000 shares remain to be purchased under the eighth program. During the quarter ended March 31, 2007, our repurchase activity continued with the Company purchasing 15,311 shares, in privately negotiated transactions, at an average price of $24.47. Through March 31, 2007, Heritage has repurchased 5,974,416 shares, or approximately 52.4% of the total shares outstanding as of March 31, 1999, at an average price of $12.23.

On March 20, 2007, the Company declared a dividend of 21.0 cents per share payable on April 30, 2007 to shareholders of record on April 16, 2007. This is the thirty-seventh consecutive quarterly dividend to be paid.

Heritage Financial Corporation is an $860 million bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, Mason and south King Counties in the South Puget Sound region of Washington through its fourteen full service banking offices and its On-line Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices and its On-line Banking Website www.CVBankwa.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF CONDITION

(Dollar amounts in thousands, except per share amounts; unaudited)

	March 31, 2007	December 31, 2006	March 31, 2006
Loans held for sale	$393	$—	$296
Loans receivable	765,117	749,701	660,521
Allowance for loan losses	(10,086)	(10,105)	(8,755)

Net loans	755,031	739,596	651,766
Investments and interest earning deposits	46,403	45,700	45,280
Goodwill	13,647	13,661	6,640
Other assets	49,338	53,936	48,565

Total assets	$864,812	$852,893	$752,547

Deposits	$742,832	$725,921	$660,535
Borrowings	32,718	40,538	15,200
Other liabilities	9,086	7,795	8,801
Stockholders’ equity	80,176	78,639	68,011

Total liabilities and equity	$864,812	$852,893	$752,547

Other Data
At period end:
Nonaccrual loans	$1,613	$2,807	$1,383
Other real estate owned	80	225	369

Nonperforming assets	$1,693	$3,032	$1,752
Allowance for loan losses to:
Loans	1.32%	1.35%	1.33%
Nonperforming loans	625.29%	360.05%	633.04%
Nonperforming assets to total assets	0.20%	0.36%	0.23%
Equity to assets ratio	9.27%	9.22%	9.04%
Book value per share	$12.18	$11.99	$10.83
Tangible book value per share	$10.10	$9.91	$9.77

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share and share amounts; unaudited)

	Three Months Ended March 31,
	2007	2006
Interest income	$14,924	$12,370
Interest expense	6,027	3,885

Net interest income	8,897	8,485
Provision for loan losses	180	140
Noninterest income	2,033	1,771
Noninterest expense	7,185	6,285

Income before income taxes	3,565	3,831
Federal income taxes	1,192	1,267

Net income	$2,373	$2,564

Earnings per share:
Basic	$0.37	$0.41
Diluted	$0.36	$0.40

Performance Ratios (1):
Net interest margin	4.59%	4.96%
Efficiency ratio (2)	65.74%	61.28%
Return on average assets	1.14%	1.40%
Return on average equity	11.92%	15.20%

Weighted Average Common Shares Outstanding:
Basic	6,504,549	6,202,985
Diluted	6,678,560	6,430,198

(1)	Ratios are calculated on an annualized basis.
(2)	Recurring noninterest expense divided by the sum of net interest income and noninterest income representing the amount of expense required to produce one dollar of revenue.

CONTACT:

Brian L. Vance, President and Chief Executive Officer, or

Edward D. Cameron, Executive Vice President and CFO

(360) 943-1500